EXHIBIT (14)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Proxy Statement/Prospectus on Form N-14 of our reports dated May 25, 2006, relating to the financial statements and financial highlights of STI Classic Balanced Fund and STI Classic Life Vision Moderate Growth Fund which appear in the March 31, 2006 Annual Reports to Shareholders of STI Classic Funds, which are also incorporated by reference into the Proxy Statement/Prospectus. We also consent to the reference to us under the heading "Additional Information" in the Proxy Statement/Prospectus.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
December 21, 2006